INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders

Datakom GmbH

Denver, Colorado

We have audited the accompanying consolidated balance sheet of Datakom GmbH as of December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Datakom GmbH as of December 31, 2006, and the results of their operations and their cash flows for the year then ended and the statements of operations for the year ended December 31, 2006 and 2005 in conformity with generally accepted accounting principles in the United States of America.

Ehrhardt Keefe Steiner & Hottman PC

August 15, 2007

Denver, Colorado

DATAKOM GmbH

CONSOLIDATED BALANCE SHEETS

ASSETS	March 31, 2007 (unaudited)	December 31, 2006

Cash and cash equivalents	$ 1,266,567	$ 583,150
Accounts receivable - trade	832,191	701,080
Other receivables	342,859	157,427
Income tax receivable	248,752	246,292
Unbilled fees and costs	307,023	420,208
Inventories	44,740	43,500
Other assets	232,223	196,882
Total current assets	3,274,355	2,348,539

Fixed assets (net of accumulated depreciation of $1,803,544 and $1,760,904, respectively)	182,047	200,057
Other long term assets	16,054	18,427
Deposits	765,429	757,853
Restricted long-term investments	2,317,796	2,520,407

TOTAL ASSETS	$ 6,555,681	$ 5,845,283

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable	$ 1,005,433	$ 891,600
Accrued expenses	1,164,330	833,144
Short-term borrowings	516,081	643,170
Income taxes payable	121,974	120,766
Deferred revenue	908,182	430,020
Total current liabilities	3,716,000	2,918,700

Accrued pension liability	2,117,528	2,048,640
TOTAL LIABILITIES	5,833,528	4,967,340

STOCKHOLDERS’ EQUITY
Common stock	278,572	278,572
Accumulated equity	336,351	506,095
Accumulated other comprehensive income	107,230	93,276
Total stockholders’ equity	722,153	877,943

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 6,555,681	$ 5,845,283

See accompanying notes to consolidated financial statements.

DATAKOM GmbH

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

	Three months ended March 31,		For the year ended December 31,
	2007 (unaudited)	2006 (unaudited)	2006	2005

Revenues	$ 1,545,584	$ 3,094,403	$ 7,147,023	$ 10,366,496

Costs and expenses
Direct cost of revenues	880,348	2,074,606	3,852,523	6,332,571
Selling, general and administrative	811,958	944,763	3,151,279	4,520,472
Depreciation and amortization	27,115	42,171	135,783	175,439
Total costs and expenses	1,719,421	3,061,540	7,139,585	11,028,482

Operating income (loss)	(173,837)	32,863	7,438	(661,986)

Other income (expense)
Investment income (loss)	5,309	66	(73,707)	(139,464)
Interest expense	(1,216)	(2,428)	(24,120)	(15,001)

Income (loss) before income tax provision (benefit)	(169,744)	30,501	(90,389)	(816,451)

Income tax provision (benefit)	--	--	--	199,112

Net income (loss)	(169,744)	30,501	(90,389)	(617,339)
Foreign currency translation adjustment	693	(82,453)	94,209	31,737
Unrealized gain on investments	13,261	(20,142)	77,933	288,459
Total comprehensive income (loss)	$ (155,790)	$ (72,094)	$ 81,753	$ (297,143)

See accompanying notes to consolidated financial statements.

DATAKOM GmbH

 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Three Months Ended March 31, 2007 (unaudited) and the Year Ended December 31, 2006 and 2005

	Common Stock
Description	Shares	Amount	Accumulated Equity	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2004	108,102	$ 278,572	$ 1,213,823	$ (399,062)	$ 1,093,333

Net loss	--	--	(617,339)	--	(617,339)

Unrealized gain on investments	--	--	--	288,459	288,459

Foreign currency translation adjustment	--	--	--	31,737	31,737

Balance, December 31, 2005	108,102	278,572	596,484	(78,866)	796,190

Net loss	--	--	(90,389)	--	(90,389)

Unrealized gain on investments	--	--	--	77,933	77,933

Foreign currency translation adjustment	--	--	--	94,209	94,209

Balance, December 31, 2006	108,102	278,572	506,095	93,276	877,943

Net loss	--	--	(169,744)	--	(169,744)

Unrealized gain on investments	--	--	--	13,261	13,261

Foreign currency translation adjustment	--	--	--	693	693

Balance, March 31, 2007	108,102	$ 278,572	$ 336,351	$ 107,230	$ 722,153

See accompanying notes to consolidated financial statements.

DATAKOM GmbH

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,		Year Ended December 31,
	2007 (unaudited)	2006 (unaudited)	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$ (169,744)	$ 30,501	$ (90,389)	$ (617,339)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization and depreciation	27,115	42,171	135,783	175,439
Pension plan expense	48,912	40,796	163,185	129,767
Unrealized gain (loss) on investments	13,261	(20,142)	77,933	288,459
Changes in assets and liabilities:
Accounts receivable	(121,956)	600,443	880,458	227,298
Other current assets	(98,905)	(140,534)	(433,015)	(107,721)
Accounts payable	103,104	(68,054)	(547,674)	201,724
Accrued expenses	317,274	(57,562)	(559,257)	25,235
Deferred revenue and other	465,669		365,281	(349,710)

Total adjustments	754,474	397,118	82,694	590,491

Net cash provided by (used in) operating activities	584,730	427,619	(7,695)	(26,848)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of fixed assets	(4,938)	(7,105)	(115,632)	(198,982)
Proceeds from sale (purchase) of securities including contributions to pension plan investments, net	236,387	41,942	14,057	(70,299)
Net cash (used in) investing activities	231,449	34,837	(101,575)	(269,281)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (payments of) short-term borrowings, net	(131,210)	(366,045)	231,052	302,708
Payments for deposits	(13,860)	(23,229)	(92,916)	(99,528)

Net cash provided by (used in) financing activities	(145,070)	(389,274)	138,136	203,180

Effect of exchange rate changes on cash and cash equivalents	12,308	11,584	60,356	(51,587)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	683,417	84,766	89,222	(144,536)

CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	583,150	493,928	493,928	638,464

CASH AND CASH EQUIVALENTS – END OF PERIOD	$ 1,266,567	$ 578,694	$ 583,150	$ 493,928

Cash paid for interest for the years ended December 31, 2006 and 2005 and for the three months ended March 31, 2006 and 2007 (unaudited) was $24,120, $15,001, $1,216 and $2,428, respectively.

See accompanying notes to consolidated financial statements.

DATAKOM GmbH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BACKGROUND AND BASIS OF PRESENTATION

Datakom GmbH (the “Company”) was incorporated as a Limited Liability Company in Munich, Germany in 1986.  The Company’s main focus is the creation of software programs which allow for lawful interception of telecommunications for law enforcement agencies and intelligence services.  The Company also has a consulting division which engages in technological education, namely education on voiceover IP and electronic serial number set-up for various communication devices.  Additionally, this division performs mainframe installation services and pre-deployment services, which simulates network loads in order to identify any potential issues prior to deployment of various software programs.

Any German Limited Liability Corporation changes to the Company’s capital structure must be approved by its members prior to any transaction.  As a German Limited Liability Corporation the Company pays income taxes on a stand alone basis.

On June 7, 2007, the Company entered into a Limited Assets Purchase Agreement by and between Intelligentias, Inc. and the Company, whereby Intelligentias, Inc. agreed to acquire all of the Company’s stock for cash and stock (see Note 9).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements (“financial statements”) include the accounts of the Company and its wholly owned subsidiary, GTEN AG.  All significant intercompany transactions have been eliminated.

The Company owned 48.05% of GTEN AG until September of 2006.  As described in Note 6, in September of 2006, the Company acquired the remaining 51.95% of the outstanding stock for 1 Euro plus future consideration.  GTEN AG has been consolidated for the entire period of these financial statements as GTEN AG was controlled by both the Company and the officers and shareholders of the Company.  Prior to 2005, GTEN AG incurred significant losses that were in excess of the capital contributed by the minority shareholders and thus 100% of all operating results of GTEN AG for 2005 and up to September of 2006 have been reflected in the accompanying consolidated financial statements.

Use of Estimates

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates have been used by management in conjunction with the measurement of the valuation allowance relating to deferred tax assets and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The unaudited consolidated interim financial information as of March 31, 2007 and for the three-month periods ended March 31, 2007 and 2006 have been prepared by the Company using accounting principles consistent with the audited financial information for the years ended December 31, 2006 and 2005.  The Company has made all normal, recurring adjustments it believes are necessary to present fairly, in all material respects, the unaudited interim financial information.

DATAKOM GmbH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers short-term, highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

The Company maintains cash and cash equivalent balances at financial institutions that are insured by the Federal Deposit Insurance Corporation up to $100,000.  Deposits with these banks may exceed the amount of insurance provided on such deposits; however, these deposits typically may be redeemed upon demand and, therefore, bear minimal risk.

Concentrations of Credit Risk

The Company grants credit in the normal course of business.  The Company periodically performs credit analyses and monitors the financial condition of its major customers to reduce credit risk.  Three customers comprised 83% of the Company’s revenues for the three months ended March 31, 2007 (unaudited).  One customer comprised 48% and 30% of the Company’s revenues for the three months ended March 31, 2006 (unaudited) and the year ended December 31, 2006, respectively. Additionally, the same customer comprised 28% of the Company’s accounts receivable at December 31, 2006.  Three customers comprised 67% of the Company’s revenues for the year ended December 31, 2005.

Receivables

Receivables are shown at their expected realizable value.  This is determined by adjusting the nominal value of the receivables for an allowance for bad debt which is calculated by assessing the risk of loss, generally and for each receivable, considering general and industry conditions as well as customer history and creditworthiness. The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance.

Inventories

Inventories consist primarily of computers and supplies.  Inventories are valued at the lower of cost or market by the first-in first-out method.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the shorter of the contractual lives or estimated useful lives of the assets ranging from five to twelve years. Depreciation and amortization expense was $135,783 and $175,439 for the years ended December 31, 2006 and 2005, respectively.

The Company reviews its fixed assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered.

Investments

The Company currently classifies all marketable investment securities as available-for-sale.  The Company adjusts the carrying value of available-for-sale securities to fair value and reports the related temporary unrealized gains and losses as a separate component of “Accumulated other comprehensive income (loss)” within “Total stockholders’ equity.”  Declines in the fair value of a marketable investment security which are estimated to be “other than temporary” are recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss), thus establishing a new cost basis for such investment.  Declines in the fair value of investments below cost basis for a continuous period are considered other than temporary and are recorded as charges to earnings, absent specific factors to the contrary.

DATAKOM GmbH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2006 and 2005, the Company had unrealized gains of $82,162 and $4,229, respectively, as a part of “Accumulated other comprehensive income (loss)” within “Total stockholders’ equity.”

Restricted Investments

At December 31, 2006, the Company has pledged $2,014,733 and $505,674 of its investments for collateral on its pension obligation and as collateral on its line of credit, respectively.

Product Warranty

The Company warrants its products against defects in workmanship.  The Company has reserved $67,636 at December 31, 2006 to cover its estimated cost of providing future warranty services.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered.  The Company looks primarily to undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts payable, accrued expenses, short-term debt and notes payable to related party approximate their fair values based on their short-term nature.

Revenue Recognition

 The Company derives its revenue from sales of software and services. Other Services include consulting, assessment and design services, installation services and training.  Substantially all of the Company’s products have been sold in combination with Customer Support or Maintenance. Customer Support or Maintenance provides customers with rights to unspecified software updates, maintenance releases and patches released during the term of the support period, repair or replacement of hardware (not covered by the standard warranty coverage) in the event of breakage or failure, telephone support, pro-active monitoring of customer installed products, internet access to technical information and support personnel during the term of the support period. Shipping charges billed to customers are included in product revenue and the related shipping costs are included in cost of goods sold. Payment terms to customers generally range from net 30 to 45 days.

Product revenue is recognized once a legally binding arrangement with a customer has been evidenced, shipment has occurred, fees are fixed or determinable and free of contingencies and significant uncertainties, and collection is probable. Customer Support or Maintenance is recognized ratably over the contract period. The Company’s fees are considered fixed or determinable at the execution of an agreement, based on specific products and quantities to be delivered at specified prices. We recognize revenue upon the completion of installation and training and acceptance by our client.

The Company’s standard agreements with customers do not include rights of return. The Company assesses the ability to collect from its customers based on a number of factors, including credit worthiness of the customer and past transaction history of the customer. If the customer is deemed not credit worthy, all revenue from the arrangement is deferred until payment is received and all other revenue recognition criteria have been met.

DATAKOM GmbH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s software is integrated with its hardware and is essential to the functionality of the integrated system product. The Company provides unspecified software updates and enhancements related to its products through service contracts. Accordingly, the Company recognizes revenue in accordance with the guidance provided under Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition (“SOP 97-2”), and Statement of Position No. 98-9, Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions (“SOP 98-9”), for all transactions involving the sale of software. The Company applies the provisions of SOP 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9, and related interpretations to all transactions to determine the recognition of revenue.

The Company uses the residual method (as prescribed in SOP 98-9) to recognize revenue when a product agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence (VSOE) of the fair value of all undelivered elements exists. In virtually all of the Company’s contracts, Customer Support or Maintenance is the element that remains undelivered at the time of delivery of the Product to the customer. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the contract fee is recognized as product revenue.

The Company considers the four basic revenue recognition criteria for each of the elements as follows:

•

Persuasive evidence of an arrangement with the customer exists. It is the Company’s customary practice to have a written purchase order and, in some cases, a written contract signed by both the customer and the Company, or other persuasive evidence that an arrangement exists prior to recognizing revenue on an arrangement.

•

Shipment or performance has occurred. The Company’s products are usually physically shipped from the contract manufacturing vendor and delivery to the Company’s customers is FOB origin. If products that are essential to the functionality of the delivered software in an arrangement have not been delivered, the Company does not consider delivery to have occurred. Services revenue is recognized when the services are completed, except for Customer Support or Maintenance, which is recognized ratably over the term of the Customer Support or Maintenance agreement.

•

Vendor’s fee is fixed or determinable. The fee our customers pay for our products, Customer Support or Maintenance and other professional services is negotiated at the outset of an arrangement. The fees are therefore considered to be fixed or determinable at the inception of the arrangement.

•

Collection is probable. The Company assesses the probability of collection on a customer-by-customer basis. Credit reviews are preformed on an as needed basis to evaluate the customer’s financial position and ability to pay. If the Company determines from the outset of an arrangement that collection is not probable based upon the review process, we recognize the revenue on a cash-collected basis.

Deferred Multiple-Element Costs

When the Company’s products have been delivered, but the product revenue associated with the arrangement has been deferred as a result of not meeting the revenue recognition criteria in SOP 97-2, the Company also defers the related inventory costs for the delivered items, as unbilled fees and costs, until such time that all other revenue recognition criteria have been met.

DATAKOM GmbH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency Translation

The Company operates outside the United States and its local currency is its functional currency. The functional currency is translated into U.S. dollars for balance sheet accounts using the period end rates in effect as of the balance sheet date and the average exchange rate for revenue and expense accounts for each respective period. The translation adjustments are deferred as a separate component of stockholders' equity, within other comprehensive loss, net of tax where applicable. Gains or losses resulting from transactions denominated in currencies other than the Company’s functional currency are included in selling, general and administrative expenses within the statements of operations.

Income Taxes

The Company provides for income taxes based on the provisions of SFAS No. 109, Accounting for Income Taxes, which, among other things, requires that recognition of deferred income taxes be measured by the provisions of enacted tax laws in effect at the date of financial statements.

Advertising and Promotion

Advertising costs are expensed as incurred.  Total advertising and promotion expense was approximately $91,366 and $98,612 for 2006 and 2005, respectively.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for the Company beginning in 2007. The Company is currently assessing the impact of the adoption of SFAS No. 157, but does not expect that it will have a significant impact on its financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 requires that companies utilize a "dual-approach" to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. SAB No. 108 is applicable beginning in 2007. The Company is currently assessing the impact of the adoption of SAB No. 108, but does not expect that it will have a significant impact on its financial position or results of operations.

In June 2006, the FASB issued FIN No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN No. 48 is effective for the Company beginning in 2007. The Company is currently assessing the impact of the adoption of SAB No. 108, but does not expect that it will have a significant impact on its financial position or results of operations.

3.  DEPOSIT

The Company is required to maintain insurance related to its pension obligation.  The company pays insurance premiums to obtain coverage on its pension liability.  Premiums are refundable to the company based upon payments in excess of the cost to the related insurance.  At December 31, 2006 $757,853 in excess refundable premiums were refundable to the company and could be received in cash or used to pay future premiums.

DATAKOM GmbH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.  ACCRUED LIABILITIES

Accrued liabilities consist of the following:

December 31, 2006
Accrued refund	$ 240,233
Due to stockholders	163,315
Other	156,156
Accrued warranty	67,636
Accrued vacation	58,477
Accrued professional fees	46,211
VAT payable	40,701
Payroll taxes payable	33,716
Commissions payable	26,699
$ 833,144

5.

SHORT-TERM BORROWINGS, COMMITMENTS AND CONTINGENCIES

Short-term borrowings consist of the following:

December 31, 2006

$713,000 line of credit with a bank.  Interest at 8.75% and varies quarterly, collateralized by long-term investments, payable on demand.  Approximately $39,600 and $35,650 of the

 $713,000 are reserved for credit card and rent and utility guarantees, respectively.  The line of credit is automatically renewed each year and is due on demand.

$ 505,674

$264,000 line of credit with a bank. Interest at 10.25% and varies quarterly, unsecured and payable on demand. Approximately $15,800 of the $264,000 is reserved as a rent guarantee. The line of credit is automatically renewed each year and is due on demand.	137,496

$37,000 line of credit with a bank. Interest at 10.00% and varies quarterly, unsecured and payable on demand. The line of credit is automatically renewed each year and is due on demand.	--

$ 643,170

Operating Leases

The Company leases office space under a non-cancelable operating lease expiring in 2009.  The lease contains an automatic extension of two years unless cancelled by the Company.  Rent expense for the years ended December 31, 2006 and 2005 was $190,713 and $188,966, respectively.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2006:

Operating Leases
2007	$ 190,713
2008	190,713
2009	190,713

$572,139

DATAKOM GmbH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  STOCKHOLDERS’ EQUITY

In September of 2006, the Company purchased the remaining 51.95% of the outstanding stock of GTEN AG for 1 Euro plus future contingent consideration.  The contingent consideration is 10% of any consideration received for the sale of Datakom / GTEN AG.  As described in Note 9 to the financial statements, the Company has entered into a sales agreement whereby the Company has sold its stock for $10,500,000 cash plus 14,000,000 million shares of Intellegentias stock before additional earnouts.  Thus as of August 1, 2007, the Company is obligated to pay 10% or $1,050,000 cash plus 1,400,000 million shares of Intellegentias stock to these parties.  This obligation has not been accrued as of March 31, 2007 or December 31, 2006 as the Company was sold on June 7, 2007.

7.   PROVISION FOR INCOME TAXES

In prior years, the Company incurred losses from operations.  The Company has current net operating loss carryforwards that may be limited due to changes in control.  The deferred tax asset related to these operating losses has been fully impaired due to uncertainty of it related to changes in control of the Company and recent losses from operations.  Income taxes of $115,400 and $24,400 for the periods ended March 31, 2007 and December 31, 2006 have been offset due to the utilization of net operating loss carryforwards.

8.  PENSION PLAN

The Company has a defined benefit pension plan covering two shareholders of the Company.  The benefits are based on years of service and the owner’s compensation during their years of employment.  The Company holds the assets for the pension plan in the Company’s name as appropriate under German law.   The plan assets which are discussed in Note 2, restricted investments, include investments in equity securities.  As a result of the sale of the Company discussed in Note 9, the Company anticipates dissolving the pension plan and paying out or transferring the related assets and liabilities to the two shareholders of the Company.  During 2006, the projected benefit obligation increased due to approximately $90,000 of service cost and $80,000 of interest cost.   Key assumptions in the calculation of the projected benefit obligation include a 1.50% annual salary increase and a 4.50% discount rate.

9.  SUBSEQUENT EVENTS

On June 7, 2007, Intelligentias, Inc. entered into a stock sale agreement to acquire all of the issued and outstanding stock of the Company for an aggregate purchase price of $27,650,000, subject to adjustment.  The aggregate purchase price was comprised of: (i) cash consideration of $10.5 million, $2.0 million of which was paid immediately and the remaining $8,500,000 which is payable within 8 weeks after the distribution of a Private Placement Memorandum associated with the sale of Intelligentias’ common stock; (ii) direct transaction costs of $70,000 and (iii) issuance of 14,000,000 shares of Intelligentias common stock with a fair value of $17,078,600, based on the closing price of Intelligentias’ common stock on the closing date.  The stock sale agreement also included contingent consideration which is based on certain financial performance criteria for the Company during calendar year 2007.